Exhibit 5.1

AMERICAS NEW YORK SAN FRANCISCO SÃO PAULO SILICON VALLEY WASHINGTON, D.C. ASIA HONG KONG SEOUL	One Liberty Plaza New York, NY 10006-1470 T: +1 212 225 2000 F: +1 212 225 3999 clearygottlieb.com D: +1 212 225 2374 schapman@cgsh.com	EUROPE & MIDDLE EAST ABU DHABI BRUSSELS COLOGNE LONDON MILAN PARIS ROME
March 9, 2026
MiniMed Group, Inc.
18000 Devonshire St.
Northridge, California 91325

Re:	MiniMed Group, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to MiniMed Group, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 28,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued by the Company pursuant to the 2026 MiniMed Group, Inc. Long Term Incentive Plan, the MiniMed Group, Inc. 2026 Employee Stock Purchase Plan and the MiniMed Group, Inc. Capital Accumulation Plan Deferral Program (together, the “Plans”).
We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.
In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plans, at prices not less than the par value thereof, will be validly issued, fully paid and non-assessable.
Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the locations listed above.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.
We hereby consent to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

Cleary Gottlieb Steen & Hamilton LLP

By:	/s/ Synne D. Chapman
Synne D. Chapman, a Partner